The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement (to Prospectus dated February 27, 2012)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-179737

Subject to Completion, Dated October 1, 2012

4,588,840 Shares

SBA Communications Corporation

Class A Common Stock

This prospectus supplement relates to the offer and sale of 4,588,840 shares of our Class A common stock by the selling shareholders named in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of our Class A common stock by the selling shareholders under this prospectus supplement.

Our Class A common stock is quoted on the Nasdaq Global Select Market under the symbol “SBAC.” On September 28, 2012, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $62.90 per share.

The underwriter has agreed to purchase our Class A common stock from the selling shareholders at a price of $         per share, which will result in $         million of proceeds to the selling shareholders, before expenses. The underwriter may offer the Class A common stock from time to time in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, page 3 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on October     , 2012 through the book-entry facilities of The Depository Trust Company.

Morgan Stanley

October         , 2012

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us. Neither we, the selling shareholders nor the underwriter have authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of Class A common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our Class A common stock.

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of Class A common stock. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities specifically offered by it, but only under circumstances and in jurisdictions where it is lawful to do so.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire prospectus supplement, the accompanying prospectus, the “Risk Factors” set forth in this prospectus supplement and the information incorporated by reference herein, before making an investment decision.

Recent Developments

On October 1, 2012, SBA 2012 Acquisition, LLC, an indirect, wholly-owned subsidiary of ours (“SBA Merger Sub”), merged with and into TowerCo II Holdings LLC (“TowerCo II”) and TowerCo II became an indirect, wholly-owned subsidiary of ours (the “TowerCo Merger”). Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) with SBA Merger Sub, TowerCo II and TowerCo III Holdings LLC (“TowerCo III”) in its capacity as the representative of all of the members of TowerCo II (the “Members”) and individually, solely in its role as the Post-Escrow Indemnifying Party (as defined therein), we paid $1.2 billion in cash (the “Cash Consideration”) and (ii) issued 4,588,840 shares of our Class A common stock (the “Stock Consideration”).

As of June 25, 2012, TowerCo II owned approximately 3,252 towers in 47 states across the U.S. and Puerto Rico. TowerCo II, on a consolidated basis, generated total revenues of $140.32 million and tower cash flow of $72.76 million for the year ended December 31, 2011. TowerCo II, on a consolidated basis, generated total revenues of $77.93 million and tower cash flow of $41.28 million for the six months ended June 30, 2012. As of June 30, 2012, TowerCo II had an average of 1.8 tenants per tower with average additional capacity of approximately 2.0 tenants per tower.

On September 28, 2012, we issued $500.0 million in aggregate principal amount of our 5.625% Senior Notes due 2019 (the “5.625% Notes”). The 5.625% Notes have an interest rate of 5.625%, which is payable semi-annually on October 1 and April 1 of each year, beginning on April 1, 2013, and were issued at a price of 100% of their face value. The 5.625% Notes mature on October 1, 2019. The net proceeds from the offering were approximately $492.4 million after deducting initial purchasers’ discounts and offering expenses. On October 1, 2012, the net proceeds from the offering were used to pay part of the Cash Consideration in the TowerCo Merger.

On September 28, 2012, we borrowed, through our subsidiary, SBA Senior Finance II LLC (“SBA Senior Finance II”), as borrower, an aggregate principal amount of $300.0 million of senior secured term loans (“2012-2 Term Loan”) under the Amended and Restated Credit Agreement (the “Senior Credit Agreement”) entered into by SBA Senior Finance II on June 30, 2011. The 2012-2 Term Loan accrues interest, at SBA Senior Finance II’s election, at either the Base Rate plus 1.75% per annum (with a Base Rate floor of 2%) or Eurodollar Rate plus 2.75% per annum (with a Eurodollar Rate floor of 1%). Principal of the 2012-2 Term Loan is to be repaid in equal quarterly installments in an aggregate amount equal to $3.0 million per year. SBA Senior Finance II has the ability to prepay any or all amounts under the 2012-2 Term Loan without premium or penalty, provided that under certain circumstances any prepayments that are made prior to September 28, 2013 as part of a refinancing or repricing of the term loan will be subject to a 1% prepayment fee. To the extent not previously paid, the 2012-2 Term Loan is due and payable in September 2019. On October 1, 2012, a portion of the proceeds from the 2012-2 Term Loan were used to pay a part of the Cash Consideration in the TowerCo Merger. The remaining proceeds are expected to be used for general corporate purposes. As a result of obtaining the 2012-2 Term Loan, we terminated the up to $900.0 million in financing commitments we had previously received from JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Barclays Bank PLC, an affiliate of Barclays Capital Inc., and Citigroup Global Markets Inc.

In addition, on September 28, 2012, SBA Senior Finance II entered into an amendment to the Senior Credit Agreement that permits SBA Senior Finance II, without requesting the consent of the other lenders, to request that one or more lenders provide SBA Senior Finance II with additional term loans in an aggregate principal amount of up to $700.0 million, provided that up to $200.0 million of the incremental capacity may instead be used to increase the commitments under the Revolving Credit Facility. SBA Senior Finance II’s ability to request such additional term loans or increases in the Revolving Credit Facility is subject to its compliance with the conditions set forth in the Senior Credit Agreement including, with respect to any additional term loan, compliance, on a pro forma basis, with the financial covenants and ratios set forth therein. Upon SBA Senior Finance II’s request, each lender may decide, in its sole discretion, whether to increase all or a portion of its Revolving Credit Facility commitment or whether to provide SBA Senior Finance II with additional term loans and, if so, upon what terms.

THE OFFERING

Class A common stock offered by the selling shareholders	4,588,840 shares of Class A common stock
Common stock to be outstanding after the offering	126,394,629 shares of Class A common stock (a) 0 shares of Class B common stock 126,394,629 shares of common stock (a)
Nasdaq Global Select Market symbol	SBAC
Use of proceeds	We will not receive any proceeds from the sale of the shares of our Class A common stock by the selling shareholders.
Risk factors	Investing in our securities involves risks. Potential investors are urged to read and consider the specific factors relating to an investment in us as set forth under “Risk Factors” in this prospectus supplement, in the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement, including our most recent Annual Report on Form 10-K.

(a)	This number of outstanding shares does not include the following shares of Class A common stock, as of October 1, 2012, (1) 1,390,267 shares issuable upon exercise of outstanding stock options or restricted stock units; (2) 13,540,321 shares that are reserved for issuance upon exercise or vesting of awards that may be granted in the future under our 2010 Equity Participation Plan; (3) 386,318 shares that are reserved for issuance under our Employee Stock Purchase Plans; (4) approximately 1,701,631 shares issuable under our registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions; (5) up to 12,903,986 shares issuable upon conversion of our 1.875% convertible senior notes due 2013 if we elect to settle our conversion obligation, in whole or in part, in shares of our Class A common stock; and (6) up to 16,458,196 shares issuable upon conversion of our 4.0% convertible senior notes due 2014 if we elect to settle our conversion obligation, in whole or in part, in shares of our Class A common stock.

RISK FACTORS

An investment in our Class A common stock involves risk. You should carefully consider the risks described below, together with the risks set forth in the accompanying prospectus and the documents we incorporate by reference, including our most recent Annual Report on Form 10-K, before reaching a decision regarding an investment in our Class A common stock.

Risks Relating to our Business

Our acquisition initiatives may disrupt our operations or heighten the risks inherent in our growth strategy. In addition, the TowerCo Merger will, and future acquisitions that are material in the aggregate may, increase our debt levels and our leverage.

A key element of our growth strategy is to increase our tower portfolio through acquisitions. Consequently, as part of our business, we evaluate potential acquisitions, some of which may be, individually or in the aggregate, materially significant in terms of the number of towers to be acquired or the price that we would need to pay. We consummated the TowerCo Merger on October 1, 2012. In connection with the TowerCo Merger, we acquired 3,256 towers for $1.2 billion in cash and approximately 4.6 million shares of Class A common stock, an increase of 24.8% from the number of towers owned by us as of June 30, 2012.

In addition, the Mobilitie transaction, the TowerCo Merger, or other acquisitions which would be material in the aggregate, may exacerbate the risks inherent with our growth strategy, such as (i) an adverse impact on our overall profitability if the acquired towers do not achieve the financial results projected in our valuation models, (ii) unanticipated costs associated with the acquisitions that may impact our results of operations for a period, (iii) increased demands on our cash resources that may, among other things, impact our ability to explore other opportunities, (iv) undisclosed and assumed liabilities that we may be unable to recover, (v) increased vulnerability to general economic conditions, (vi) an adverse impact on our existing customer relationships and (vii) additional expenses and exposure to new regulatory, political and economic risks if such acquisitions were in new jurisdictions. Furthermore, the TowerCo Merger, as a result of being individually material, may raise additional risks to our results of operations as we are required to place enhanced reliance on the financial and operational representations and warranties of the sellers.

Our ability to enter into definitive agreements with respect to any potential transaction will depend on satisfaction of all due diligence, our ability to negotiate with the potential seller total consideration, both in form and amount, that is acceptable to both parties, and our ability to negotiate with the potential seller all of the other terms of the definitive agreements, including representations and warranties, post-signing and post-closing covenants and indemnification provisions that are acceptable to both parties. Furthermore, our ability to close any transaction will depend upon the occurrence or non-occurrence of a number of events, many of which may be outside of our control.

We may not successfully integrate acquired towers into our operations.

As part of our growth strategy, we have made and expect to continue to make acquisitions. The process of integrating any acquired towers into our operations may result in unforeseen operating difficulties and large expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. It may also result in the loss of key customers and/or personnel and expose us to unanticipated liabilities. These risks may be exacerbated in those circumstances, such as the recent Mobilitie transaction and the TowerCo Merger, in which we acquired a material number of towers. Further, we may not be able to retain the key employees that may be necessary to operate the business we acquire, and, we may not be able to timely attract new skilled employees and management to replace them. There can be no assurance that we will be successful in integrating acquisitions into our existing business.

The TowerCo Merger is expected to increase our client concentration and could exacerbate the risks associated with such concentration.

As discussed in the risk factors section of our Form 10-K for the fiscal year ended December 31, 2011, we derive a significant portion of our revenue from a small number of customers. Consequently, a reduction in demand for site leasing or reduced future capital expenditures on the networks by any of our largest customers could materially decrease our revenues. For the year ended December 31, 2011, approximately 76% of our site leasing revenue was derived from AT&T, Sprint, Verizon Wireless and T-Mobile, which represented approximately 27%, 22%, 16% and 11%, respectively, of our site leasing revenue. We expect that, as a result of the consummation of the TowerCo Merger, the amount of our site leasing revenue derived from Sprint, on a pro forma basis, will increase to approximately 25.5%, based on the cash leasing revenue generated from the sites that we owned or managed for the quarter ended June 30, 2012, adjusted to include the impact of the run-rate revenues from the TowerCo Merger as of the date of the purchase agreement for the transaction. In addition, as a result of the consummation of the TowerCo Merger, we expect that the amount of our site leasing revenue derived from AT&T, Verizon Wireless and T-Mobile, on a pro forma basis, will be approximately 22.5%, 13.1% and 15.8%, respectively, based on the cash leasing revenue generated from the sites that we owned or managed for the quarter ended June 30, 2012, adjusted to include the impact of the run-rate revenues from the TowerCo Merger as of the date of the purchase agreement for the transaction.

Risk Relating to our Common Stock

Our articles of incorporation, our bylaws and Florida law provide for anti-takeover provisions that could make it more difficult for a third party to acquire us.

Provisions of our articles of incorporation, our bylaws and Florida law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our Class A common stock, or could limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Future sales of our Class A common stock in the public market or the issuance of other equity may cause dilution or adversely affect the market price of our Class A common stock and our ability to raise funds in new equity or equity-related offerings.

Sales of a substantial number of shares of our Class A common stock or other equity-related securities in the public market, including sales by any of our shareholders or conversion of our outstanding convertible notes, could depress the market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

Pursuant to the TowerCo Merger, we issued 4,588,840 shares of our Class A common stock to the prior owners of TowerCo II. In connection with the TowerCo Merger, we agreed to register for sale all of these 4,588,840 shares. The shares of stock offered hereby constitute all of the 4,588,840 shares that were issued in the TowerCo Merger.

The market price of our Class A common stock could be affected by significant volatility.

The market price of our Class A common stock has historically experienced significant fluctuations. The market price of our Class A common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed elsewhere in “Risk Factors” and in “Disclosure Regarding Forward-Looking Statements.” Volatility or depressed market prices of our Class A common stock could make it difficult for you to resell the shares of Class A common stock, when you want or at attractive prices.

The issuance or sale of our equity securities and other associated transactions may trigger a future ownership change which may negatively impact our ability to utilize net operating loss deferred tax assets in the future.

This sale of our Class A common stock may increase the chance that we will have, or cause, a future ownership change under Section 382 of the Internal Revenue Code of 1986, as amended. We may also have a future ownership change, outside of our control, caused by future equity transactions by our current shareholders. Depending on our market value at the time of such future ownership change, an ownership change under Section 382 could negatively impact our ability to utilize our net operating loss deferred tax assets in the event we generate future taxable income. Currently, we have recorded a full valuation allowance against our net operating loss deferred tax asset because we have concluded that our loss history indicates that it is not “more likely than not” that such deferred tax assets will be realized.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents that are incorporated by reference into this prospectus supplement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus supplement and the documents incorporated by reference into this prospectus supplement contain forward-looking statements regarding:

•

our expectations on the future growth and financial health of the wireless industry and the industry participants, and the drivers of such growth, including our expectation regarding increases in wireless subscribers;

•	our beliefs regarding our ability to capture and capitalize on industry growth and the impact of such growth on our financial and operational results;
•

our expectations regarding the opportunities in the international wireless markets in which we currently operate or have targeted for growth and our beliefs regarding how we can capitalize on such opportunities;

•	our belief that our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs and minimal non-discretionary capital expenditures;
•

our belief that our towers have significant capacity to accommodate additional tenants, that our tower operations are highly scalable, that we can add tenants to our towers at minimal incremental costs, and the impact of these economies of scale on our cash flow and financial results;

•	our intent to grow our tower portfolio, domestically and internationally;
•	our intent to use our available cash from operating activities and available liquidity, including borrowings, to build and/or acquire new towers;
•	our expectation that we will continue our ground lease purchase program and the estimates of the impact of such program on our financial results;
•	our estimate of TowerCo II’s Annualized Adjusted EBITDA at the closing of the TowerCo Merger and our expectations regarding the future financial results of TowerCo II and its subsidiaries;
•	our expectation regarding acquisitions during the remainder of 2012;
•	our expectation that we will continue to incur losses;
•

our expectations regarding our future cash capital expenditures, both discretionary and non-discretionary, including expenditures required to maintain, improve and modify our towers and general corporate expenditures;

•	our estimates regarding our liquidity position in 2012 and our intended use of our liquidity;
•	our expectation that our revenues from our international operations will grow in the future;
•	our expectations regarding the effectiveness of our convertible note hedge transactions to minimize the dilution and costs associated with our outstanding convertible notes; and
•	our estimates regarding certain accounting and tax matters.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	the impact of consolidation among wireless service providers on our leasing revenue;
•

our ability to effectively integrate acquired towers into our business and to achieve the financial results projected in our valuation models for the acquired towers including with respect to the recent Mobilitie acquisition and the TowerCo Merger;

•

changes in the wireless communications industry in general, and for wireless communications infrastructure providers in particular, that may decrease demand for our communications sites, or slow growth or affect the willingness or ability of the wireless service providers to expend capital to fund network expansion or enhancements;

•	our ability to secure as many site leasing tenants as anticipated, recognize our expected economies of scale with respect to new tenants on our towers, and retain current leases on towers;
•	our ability to secure and deliver anticipated services business at contemplated margins;

•

factors that would adversely impact our ability to build the anticipated number of new towers, including our ability to identify and acquire land that would be attractive for our clients and to successfully and timely address zoning, permitting and other issues that arise in connection with the building of new towers;

•	our ability to successfully refinance our indebtedness ahead of their maturity dates or anticipated repayment dates, on favorable terms, or at all;
•

competition for the acquisition of towers and other factors that may adversely affect our ability to purchase towers that meet our investment criteria and are available at prices which we believe will be accretive to our shareholders and allow us to maintain our long-term target leverage ratios;

•

our ability to effectively integrate acquired towers into our business and to achieve the financial results projected in our valuation models for the acquired towers, including with respect to the Mobilitie acquisition and the TowerCo Merger;

•	our ability to successfully manage the risks associated with international operations, including foreign exchange risk, currency restrictions and foreign regulatory and legal risks;
•	our intent and ability to continue our ground lease purchase program and the effect of such ground lease purchases on our margins and long-term financial condition;
•	our ability to continue to comply with covenants and the terms of our credit instruments;
•	our ability to obtain additional financing to acquire towers;
•

our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels to permit us to meet our anticipated uses of liquidity for operations, debt service and estimated portfolio growth;

•

our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient net operating losses to offset future taxable income;

•	natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; and
•	the introductions of new technologies or changes in a tenant’s business model that may make our tower leasing business less desirable to potential tenants.

USE OF PROCEEDS

All of the shares of Class A common stock offered by this prospectus supplement will be sold by the selling shareholders. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our Class A common stock is quoted on the Nasdaq Global Select Market under symbol “SBAC.” The following table sets forth on a per share basis the high and low sales prices on the Nasdaq Global Select Market for our Class A common stock for each of our fiscal quarters as indicated.

	High	Low

July 1, 2012 – September 25, 2012	$61.84	$55.56
Quarter ended June 30, 2012	$57.88	$49.37
Quarter ended March 31, 2012	$51.51	$42.53

Quarter ended December 31, 2011	$43.12	$32.36
Quarter ended September 30, 2011	$40.13	$32.76
Quarter ended June 30, 2011	$40.35	$36.10
Quarter ended March 31, 2011	$44.44	$36.36

Quarter ended December 31, 2010	$41.29	$36.38
Quarter ended September 30, 2010	$40.60	$33.06
Quarter ended June 30, 2010	$37.03	$30.47
Quarter ended March 31, 2010	$37.12	$30.64

As of September 25, 2012, there were approximately 112 holders of record of our Class A common stock.

We have never paid a dividend on our Class A common stock and anticipate that we will retain future earnings, if any, to fund the development and growth of our business. Consequently, we do not anticipate paying cash dividends on our Class A common stock at this time.

THE SELLING SHAREHOLDERS

Class A Common Stock

On October 1, 2012, we consummated the TowerCo Merger. The total consideration payable in the TowerCo Merger was (i) $1.2 billion in cash and (ii) 4,588,840 newly issued shares of our Class A common stock. The Stock Consideration is subject to certain restrictions on transfer and has certain registration rights. The shares of Class A common stock offered hereby comprise all of the 4,588,840 shares of Class A common stock issued in connection with the TowerCo Merger. For more information, please see our Risk Factor titled, “Future sales of our Class A common stock in the public market or the issuance of other equity may cause dilution or adversely affect the market price of our Class A common stock and our ability to raise funds in new equity or equity-related offerings.”

Stock Ownership of Selling Shareholders

The following table sets forth information known to us with respect to the beneficial ownership of our Class A common stock as of October 1, 2012 by the selling shareholders.

Unless otherwise described below, to our knowledge, none of the selling shareholders nor any of their affiliates has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement. In addition, based on information provided to us, none of the selling shareholders that are affiliates of broker-dealers, if any, purchased the shares of Class A common stock outside the ordinary course of business or, at the time of their acquisition of the shares of Class A common stock, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares.

Selling Shareholders	Class A Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Class A Common Stock to be Sold Under the	Shares of Class A Common Stock Beneficially Owned After the Offering
		Offering	Number	Percent
Altpoint TowerCo Holdings LLC (2)	1,084,555	1,084,555	—	—
Richard J. Byrne (3)	104,286	104,286	—	—
Daniel I. Hunt (4)	56,394	56,394	—	—
Scot Lloyd (5)	89,940	89,940	—	—
Soros Strategic Partners II LP (6)	1,084,555	1,084,555	—	—
Tailwind Holdings (ERISA) UBTI, L.P. (7)	77,363	77,363	—	—
Tailwind TowerCo II Holdings LLC (8)	1,007,192	1,007,192	—	—
Vulcan Tower Holdings LLC (9)	1,084,555	1,084,555	—	—

(1)

We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by the selling shareholders and the percentage ownership of the selling shareholders, we included any shares as to which any selling shareholder has sole or shared voting power or investment power, as well as any shares of our Class A common stock subject to options held by a selling shareholder that are currently exercisable or are exercisable prior to November 30, 2012. As of October 1, 2012, we had 126,394,629 shares of Class A common stock outstanding. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Class A common stock shown as beneficially owned by them. Under the rules of the SEC, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	Altpoint Capital Onshore Holdings LLC is the managing member of Altpoint TowerCo Holdings LLC. Altpoint Capital Partners Fund I AIV LP is the sole member of Altpoint Capital Onshore Holdings LLC. Altpoint Capital Partners AIV I GP LP is the general partner of Altpoint Capital Partners Fund I AIV LP. Altpoint Capital Partners AIV I GP LLC is the general partner of Altpoint Capital Partners AIV I GP LP. Mr. Guerman Aliev is the managing member of Altpoint Capital Partners AIV I GP LLC. The address of each of the entities named above and Mr. Aliev is 712 Fifth Avenue – 50th Floor, New York, NY 10019.

(3)	Mr. Byrne’s address is 108 Legault Drive, Cary, NC 27513.

(4)	Mr. Hunt’s address is 5000 Valleystone Drive, Ste 200, Cary, NC 27519.

(5)	Mr. Lloyd’s address is 301 Beach Road, Unit 1, Sarasota, FL 34242.

(6)	SFM Participation II LP is the general partner of Soros Strategic Partners II LP. SFM AH LLC is the general partner of SFM Participation II LP. Soros Fund Management LLC is the manager of SFM AH LLC. George Soros is the chairman and Robert Soros is the president and deputy chairman of Soros Fund Management LLC. The address for each of the entities and individuals named above is c/o Soros Fund Management LLC, 888 Seventh Avenue, New York, NY 10106.

(7)	Tailwind Capital Partners (ERISA) LP is the general partner of Tailwind Holdings (ERISA) UBTI, L.P. Tailwind Capital Partners (GP) LP is the general partner of Tailwind Capital Partners (ERISA) LP. Tailwind Capital Group LLC is the general partner of Tailwind Capital Partners (GP) LP. Douglas M. Karp, Lawrence B. Sorrel, James S. Hoch and Frank V. Sica are the members of Tailwind Capital Group LLC. The address of each of the entities and individuals named above is 485 Lexington Avenue, New York, NY 10017.

(8)	Tailwind Management LP is the sole manager of Tailwind TowerCo II Holdings LLC. Tailwind Capital Group LLC is the general partner of Tailwind Management LP. Douglas M. Karp, Lawrence B. Sorrel, James S. Hoch and Frank V. Sica are the members of Tailwind Capital Group LLC. The address of each of the entities and individuals named above is 485 Lexington Avenue, New York, NY 10017.

(9)	Vulcan Capital Alternative Investments I LLC is the sole member of Vulcan Tower Holdings LLC. VCAI Management I LLC is the manager of Vulcan Capital Alternative Investments I LLC. PE Orange Holdings LLC is the managing member of VCAI Management I LLC. Vulcan Capital Private Equity Inc. is the managing member of PE Orange Holdings LLC. The sole shareholder of Vulcan Capital Private Equity Inc. is Paul G. Allen. The address of each of the entities named above and Mr. Allen is 505 5th Ave S. Ste 900, Seattle, WA 98104.

UNITED STATES FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock (“common stock”) by a beneficial owner that is a “non-U.S. holder.” Except where noted, this summary deals only with common stock that is held as a capital asset. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates,
•	foreign corporation or
•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of such entity may depend upon the status of such owner and the activities of such entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to non-U.S. holders who are subject to special treatment under the U.S. federal income tax laws (including a non-U.S. holder that is a “controlled foreign corporation” or “passive foreign investment company”). Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Price Range of Common Stock and Dividend Policy” above, we do not currently expect to pay dividends on our common stock. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder that provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service in a timely manner.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable income tax treaty providing otherwise (in this case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax treaty providing otherwise) and, if the non-U.S. holder is a foreign corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

•

we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

Generally, a corporation is a U.S. real property holding corporation if the fair market value of its “U.S. real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Our assets consist primarily of interests in towers and underlying ground leases (which constitute U.S. real property interests for purposes of determining whether we are a U.S. real property holding corporation). As a result, we believe that we are currently a U.S. real property holding corporation and will continue to be one for the foreseeable future.

Our common stock is currently listed on the Nasdaq Global Select Market and we believe that, for as long as we continue to be so listed, our common stock will be treated as regularly traded on an established securities market. If, as we believe, we are and continue to be a U.S. real property holding corporation, and if our common stock ceased to be regularly traded on an established securities market, a non-U.S. holder generally would be subject to U.S. federal income tax on any gain from the disposition of our common stock and transferees of our stock would generally be required to withhold 10% of the gross proceeds payable to the transferor. The gain would be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and the non-U.S. holder would be required to file a U.S. tax return with respect to such gain. Regardless of whether our common stock is regularly traded on an established securities market, if, as we believe, we are and continue to be a U.S. real property holding corporation, a non-U.S. holder that has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or the non-U.S. holder’s holding period, more than 5% of our common stock, generally will be subject to U.S. federal income tax on any gain from the disposition of our common stock. The gain will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and a non-U.S. holder will be required to file a U.S. tax return with respect to such gain.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an applicable income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Withholding on Payments to Certain Foreign Entities

Effective for payments after December 31, 2012 (subject to a limited transition rule), the Foreign Account Tax Compliance Act (“FATCA”) imposes withholding at a 30% rate on payments to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meet certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Transition relief delays FATCA withholding on dividends to dividends paid after December 31, 2013 and on gross proceeds from the sale or other disposition of common stock to amounts paid after December 31, 2014. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA for their investment in our common stock.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition of our Class A common stock by an ERISA Plan with respect to which we are or the underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our Class A common stock should not be purchased by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of our Class A common stock, each purchaser and subsequent transferee of our Class A common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase our common stock constitutes assets of any Plan or (ii) the purchase of our Class A common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase of our Class A common stock.

UNDERWRITING

Morgan Stanley & Co. LLC is acting as underwriter for the offering. Subject to the terms and conditions stated in the underwriting agreement, dated October     , 2012, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, the underwriter has agreed to purchase, and the selling shareholders have agreed to sell to the underwriter, all 4,588,840 shares of Class A common stock offered hereby.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of Class A common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of Class A common stock offered hereby, if any of the shares are purchased;
•	the representations and warranties made by us and the selling shareholders to the underwriter are true and correct;
•	there is no material change in the financial markets; and
•	the delivery of customary closing documents to the underwriter.

Commissions and Expenses

Morgan Stanley & Co. LLC has agreed to purchase our Class A common stock from the selling shareholders at a price of $         per share, which will result in $         million of proceeds to the selling shareholders, before expenses. The underwriter may offer the shares of Class A common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of Class A common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Class A common stock for whom it may act as agent or to whom it may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares, which may include a commission equivalent of up to $0.05 per share, may be deemed underwriting compensation.

We and the selling shareholders estimate that our respective portions of the total expenses of this offering, excluding underwriting commissions, will be $150,000 and $50,000, respectively.

Lock-Up Agreement

We have agreed that, without the prior written consent of the underwriter, we will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Class A common stock or any securities which may be converted into or exchanged for any Class A common stock (other than Class A common stock or securities convertible into or exchangeable for Class A common stock issued pursuant to employee benefit plans, equity incentive plans or other employee compensation plans existing on the date hereof or pursuant to currently outstanding options, warrants or rights, shares of Class A common stock issued pursuant to registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under acquisition transactions or shares of Class A common stock issued upon conversion of the Company’s 1.875% convertible senior notes due 2013 or the 4.0% convertible senior notes due 2014) or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or make any demand for or exercise any right to file or cause to be filed a registration statement with respect to the registration of any shares of our Class A common stock or securities which may be converted into or exchanged for any Class A common stock (other than registration statements filed on Form S-4 or Form S-8) for a period of 45 days from the date of this prospectus supplement other than permitted transfers.

Indemnification

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the Class A common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the Class A common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of Class A common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of Class A common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

The underwriter and its affiliates may have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates or the selling shareholders or their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates or the selling shareholders or their affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter has authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Korea

The common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The common stock has not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the common stock may not be resold to Korean residents unless the purchaser of the common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the common stock.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275 (2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or
•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common shares for resale in Australia within 12 months of that common shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Transfer Agent

The transfer agent and register for our Class A Common Stock is Computershare Trust Company, N.A.

LEGAL MATTERS

Certain legal matters relating to the offering will be passed upon for us by Greenberg Traurig, P.A., Ft. Lauderdale, Florida. Certain legal matters relating to the Class A common stock will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to the selling shareholders will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, NY, Davis Polk & Wardwell LLP, New York, NY, Debevoise & Plimpton LLP, New York, NY, Foster Pepper PLLC, Seattle, WA and Kirkland & Ellis LLP, New York, NY.

EXPERTS

The consolidated financial statements of SBA Communications Corporation and Subsidiaries appearing in SBA Communications Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Mobilitie Investments, LLC and the consolidated financial statement of Mobilitie Investments II, LLC as of December 31, 2011 and for the year ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We incorporate into this prospectus supplement by reference the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2011
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2012 and June 30, 2012
Current Reports on Form 8-K or 8-K/A

February 1, 2012, February 27, 2012, March 12, 2012, April 2, 2012, April 5, 2012, May 14, 2012, May 18, 2012, May 25, 2012, June 28, 2012, July 16, 2012, July 27, 2012, August 14, 2012, September 17, 2012, September 28, 2012 and October 1, 2012

Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus supplement and before the termination of this offering

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided by us is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided by us may not contain all of the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and any free writing prospectus provided by us, as well as the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, before making an investment decision.

Prospectus

SBA Communications Corporation

Class A Common Stock, Preferred Stock, Debt Securities, Depositary Shares and Warrants

We may from time to time offer to sell our Class A common stock, preferred stock or debt securities either separately or represented by warrants, or depositary shares, as well as units that include any of these securities. The debt securities, preferred stock and warrants may be convertible or exercisable or exchangeable for our Class A common stock or preferred stock or other securities of ours.

We may offer and sell these securities to or through one or more underwriters, dealers and agents as designated from time to time, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “SBAC”. We will make application to list any shares of Class A common stock sold pursuant to a supplement to this prospectus on the Nasdaq Global Select Market. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market.

Investing in our securities involves certain risks. See “Risk Factors” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2012

i

About this Prospectus

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under this shelf process, we or selling shareholders may, in one or more offerings, sell any combination of securities described in this prospectus or other securities that we may subsequently add in a post-effective amendment to this registration statement. This prospectus provides you with a general description of the securities we or our selling shareholders may offer. Each time we or our selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information; Incorporation by Reference.”

When used in this prospectus and any prospectus supplement, the terms “SBA,” “we,” “our,” and “us” refer to SBA Communications Corporation and its subsidiaries.

The Company

We are a leading independent owner and operator of wireless communications towers. Our principal operations are in the United States and its territories. In addition, we own towers in Canada, Costa Rica, El Salvador, Guatemala, Nicaragua and Panama. Our primary business line is our site leasing business. In our site leasing business, we lease antenna space primarily to wireless service providers on towers and other structures that we own, manage or lease from others. The towers that we own have been constructed by us at the request of a wireless service provider, built or constructed based on our own initiative or acquired. As of December 31, 2011, we owned 10,524 tower sites, the substantial majority of which have been built by us or built by other tower owners or operators who, like us, have built such towers to lease space to multiple wireless service providers. We also managed or leased approximately 4,839 actual or potential communications sites, approximately 505 of which were revenue producing as of December 31, 2011. Our other business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

Our principal executive offices are located at 5900 Broken Sound Parkway NW, Boca Raton, FL 33487 and our telephone number is (561) 995- 7670. We were founded in 1989 and incorporated in Florida in 1997.

Risk Factors

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in SBA described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, filed with the Commission and incorporated by reference in this prospectus. The risks and uncertainties described in these risk factors are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. A prospectus supplement applicable to each type or series of securities we offer will also contain a discussion of the risks applicable to the particular type of securities we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Disclosure Regarding Forward-Looking Statements

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•	our expectations on the future growth and financial health of the wireless industry and the industry participants, and the drivers of such growth;

•	our beliefs regarding our ability to capture and capitalize on industry growth and the impact of such growth on our financial and operational results;

•

our expectations regarding the opportunities in the international wireless markets in which we currently operate or have targeted for growth, and our beliefs regarding how we can capitalize on such opportunities;

•	our belief that our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs and minimal non-discretionary capital expenditures;

•

our belief that our towers have significant capacity to accommodate additional tenants, that our tower operations are highly scalable, that we can add tenants to our towers at minimal incremental costs, and the impact of these economies of scale on our cash flow and financial results;

•	our intent to grow our tower portfolio, domestically and internationally, through the consummation of the Mobilitie transaction, additional tower acquisitions and the construction of new towers;

•	our expectation that we will continue our ground lease purchase program and the estimates of the impact of such program on our financial results;

•	our expectation that we will continue to incur losses;

•

our expectations regarding our future cash capital expenditures, both discretionary and non-discretionary, including expenditures required to maintain, improve and modify our towers and general corporate expenditures;

•	our estimates regarding our liquidity position in 2012 and our intended use of our liquidity;

•	our expectation that our revenues from our international operations will grow in the future;

•	our expectations regarding the effectiveness of our convertible note hedge transactions to minimize the dilution and costs associated with our outstanding convertible notes; and

•	our estimates regarding certain accounting and tax matters.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	the impact of consolidation among wireless service providers on our leasing revenue;

•

developments in the wireless communications industry in general, and for wireless communications infrastructure providers in particular, that may slow growth or affect the willingness or ability of the wireless service providers to expend capital to fund network expansion or enhancements;

•	our ability to secure as many site leasing tenants as anticipated, recognize our expected economies of scale with respect to new tenants on our towers, and retain current leases on towers;

•	our ability to secure and deliver anticipated services business at contemplated margins;

•

factors that would adversely impact our ability to build the anticipated number of new towers, including our ability to identify and acquire land that would be attractive for our clients and to successfully and timely address zoning, permitting and other issues that arise in connection with the building of new towers;

•

competition for the acquisition of towers and other factors that may adversely affect our ability to purchase towers that meet our investment criteria and are available at prices which we believe will be accretive to our shareholders and allow us to maintain our long-term target leverage ratios;

•	our ability to effectively integrate acquired towers into our business and to achieve the financial results projected in our valuation models for the acquired towers;

•	our ability to successfully manage the risks associated with international operations, including foreign exchange risk, currency restrictions and foreign regulatory and legal risks;

•	our intent and ability to continue our ground lease purchase program and the effect of such ground lease purchases on our margins and long-term financial condition;

•	our ability to continue to comply with covenants and the terms of our credit instruments;

•	our ability to obtain additional financing to acquire towers;

•

our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels to permit us to meet our anticipated uses of liquidity for operations, debt service and estimated portfolio growth;

•

our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient net operating losses to offset future taxable income; and

•	natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage.

Selling Shareholders

We may register securities covered by this prospectus to permit selling shareholders to resell their securities. We may register securities for resale by selling shareholders by filing a prospectus supplement with the Commission. The prospectus supplement would set forth information about the selling shareholder, including their name, the amount of their securities that will be registered and sold, their beneficial ownership of the securities and their relationship with us.

Ratio of Earnings to Fixed Charges

For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes, cumulative effect of changes in accounting principles, discontinued operations and dividends on preferred stock. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs and preferred dividends. We had a deficiency in earnings to fixed charges of $124.5 million for 2011, $193.3 million for 2010, $140.3 million for 2009, $65.8 million for 2008 and $90.3 million for 2007.

There were no preferred shares outstanding, and therefore no preference dividends paid, for the years ended December 31, 2011, 2010, 2009, 2008 and 2007.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of securities sold by us under this prospectus for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of our securities sold by any selling shareholder. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

The Securities

We may from time to time offer under this prospectus, separately or together:

•	shares of Class A common stock;

•	shares of preferred stock, which may be represented by depositary shares as described below;

•	unsecured senior, senior subordinated or subordinated debt securities; and

•	warrants to purchase shares of (i) Class A common stock; (ii) preferred stock; (iii) depositary shares and (iv) debt securities.

Description of Capital Stock

Our authorized capital stock consists of 400,000,000 shares of Class A common stock, par value $.01 per share, 8,100,000 shares of Class B common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share. We currently have five designated series of preferred stock consisting of 8,050,000 shares of 4% Series A Convertible Preferred Stock, par value $.01 per share, 8,050,000 shares of 4% Series B Redeemable Preferred Stock, par value $.01 per share, 4,472,272 shares of 4% Series C Convertible Preferred Stock, par value $.01 per share, 4,472,272 shares of 4% Series D Redeemable Preferred Stock, par value $.01 per share, and 100,000 shares of Series E Junior Participating Preferred Stock, par value $.01 per share. These shares of preferred stock have been designated as to series and are available for issuance from time to time in one or more series at the discretion of our Board of Directors. In addition, our Board of Directors may designate additional series of preferred stock, remove any series of preferred stock, establish or modify the number of shares to be included in each such series, and fix the designation, powers, preferences, rights, restrictions and limitations of the shares of each such series of preferred stock without any further vote or action by our shareholders. Any issuance of preferred stock could be used to discourage, delay or make more difficult a change in control.

As of February 16, 2012, our outstanding capital stock consisted of 109,734,800 shares of Class A common stock. All outstanding shares of Class A common stock are validly issued, fully paid and non-assessable. No other shares of any class or series were issued and outstanding as of February 16, 2012. In addition, as of February 16, 2012, we had reserved (1) 3,790,565 shares of Class A common stock issuable upon exercise of outstanding stock options or restricted stock units; (2) 14,284,311 shares of Class A common stock that are reserved for issuance upon exercise or vesting of awards that may be granted in the future under our 2010 Equity Participation Plan; (3) 403,769 shares of Class A common stock that are reserved for issuance under our Employee Stock Purchase Plans; (4) 1,701,631 shares of Class A common stock issuable under our registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions; (5) up to 12,903,986 shares of Class A common stock issuable upon conversion of our 1.875% Convertible Senior Notes due 2013 if we elect to settle our conversion obligation in whole or in part in shares of our Class A common stock; and (6) up to 16,458,196 shares of Class A common stock issuable upon conversion of the 4.0% Convertible Senior Notes due 2014 if we elect to settle our conversion obligation in whole or in part in shares of our Class A common stock. As of February 16, 2012, there were 118 record holders of the Class A common stock.

Pursuant to our articles of incorporation and by-laws, our Board of Directors is classified into three classes of directors, denoted as Class I, Class II and Class III. Brian C. Carr and George R. Krouse, Jr. are Class I directors, Kevin L. Beebe, Jack Langer and Jeffrey A. Stoops are Class II directors, and Steven E. Bernstein and Duncan H. Cocroft are Class III directors.

Class A Common Stock

Voting Rights

Each share of Class A common stock is entitled to one vote. Unless otherwise required by Florida law, once a quorum is present, a majority of the votes cast is required to approve action on a matter other than the election of directors. Once a quorum is present, directors are elected by a majority of the votes cast in uncontested elections. In contested elections, directors are elected by a plurality of votes cast. Our Articles of Incorporation provide that the amendment of certain provisions of our Articles of Incorporation, including those related to the number of directors and director vacancies, indemnification and amendments to those provisions, require a vote of at least two-thirds of the outstanding shares.

Convertibility

There are no conversion provisions applicable to the Class A common stock.

Dividends

Each share of Class A common stock is entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we may issue in the future.

Liquidation Rights

In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, the holders of Class A common stock will be entitled to share ratably in the distribution of assets to the shareholders.

Other Provisions

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the Class A common stock.

The rights and preferences of holders of Class A common stock are subject to the rights of any series of preferred stock which we may issue in the future.

Class B Common Stock

We previously had issued and outstanding Class B common stock. However, pursuant to the terms of the Class B common stock, each share of Class B common stock immediately converted into one fully paid and non-assessable share of Class A common stock when the shares of Class B common stock held by eligible Class B shareholders, in the aggregate, constituted 10% or less of the outstanding shares of our common stock. There are currently no issued and outstanding shares of Class B common stock and, pursuant to our articles of incorporation, we cannot issue new shares of Class B Common stock.

Preferred Stock

Our Board of Directors is authorized by our articles of incorporation to provide for the issuance of shares of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our shareholders.

The prospectus supplement will specify as to each issuance of preferred stock:

•	the maximum number of shares;

•	the designation of the shares;

•	annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates and whether dividends will be cumulative;

•

the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•

the terms and conditions, if any, for conversion or exchange of shares into or for any other class or classes of our capital stock or any series of any other class or classes, or into or for any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	any preemption rights;

•	any restriction on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will represent an aggregate number of shares equal to that of the preferred stock represented by the global certificate.

Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding any restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designations.

Anti-takeover Effects of our Articles of Incorporation and Bylaws

Pursuant to our Articles of Incorporation, our Board of Directors is divided into three classes of directors, denoted as Class I, Class II and Class III. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors shall be filled by a majority of the directors then in office. Our classified Board of Directors will have the result, unless directors are removed, that at least two annual meetings of shareholders will be required for a majority of shareholders to make a change in control of the Board of Directors.

Our Articles of Incorporation provide that our Board of Directors may provide further issuance of Preferred Stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of Preferred Stock, all without any further vote or action by our shareholders. The existence of authorized but unissued and unreserved Preferred Stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Our Articles of Incorporation and Bylaws do not provide for cumulative voting. Additionally, our Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. A combination of our cumulative voting policy and the advance notice procedures make it more difficult to effect a change in the composition of our Board of Directors.

Indemnification

Both our Articles of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. We also maintain and pay premiums on an insurance policy on behalf of our directors and officers covering losses from certain claims. In addition, we have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Florida Business Corporation Act, our articles of incorporation and our bylaws, against expenses incurred by such persons in connection with their service as (i) our director or officer, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request. In addition, the agreements provide for our obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

Transfer Agent

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Description of Debt Securities

The debt securities will be our unsecured direct obligations. The debt securities may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under any indenture are summaries of certain anticipated provisions of the indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indentures and the debt securities.

General

We have filed with this registration statement a form of indenture relating to our senior securities and a form of indenture relating to our senior subordinated securities and subordinated securities. Our senior debt securities will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated, including but not limited to our 1.875% Convertible Senior Notes due in 2013, 4.0% Convertible Senior Notes due 2014 and Senior Notes. While such senior debt securities rank equally and ratably with our other indebtedness that is not subordinated, it is effectively junior to secured debt or debt on the level of our subsidiaries. If we issue subordinated debt securities, they will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other subordinated indebtedness. They may, however, also be subordinated in right of payment to senior subordinated securities. See “—Subordination.” We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities if other than the principal amount of the debt securities;

•	the rights evidenced by the securities;

•

the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities, or if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any retirement provisions;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions with respect to the kind and priority of liens securing the securities;

•	any provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or maintenance reserves;

•	provisions restricting the incurrence of additional debt or the issuance of additional securities;

•	provisions related to the modification of the terms of the security of the rights of shareholders;

•	any provisions regarding a trustee;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent, different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated and/or book-entry form;

•

whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•

whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•

whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment; and

•	the subordination provisions, if any, relating to the debt securities.

We may issue debt securities at less than the principal amount payable upon maturity (we refer to these securities as “original issue discount securities”). If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest on and principal of and premium, if any, on any debt securities at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the applicable trustee; or

•	in any other lawful manner, all as more completely described in the applicable indenture.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless all the following conditions are met:

•

If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

•

The merger, sale of assets or other transaction must not cause a default on the debt securities. In addition, we must not already be in default, unless the merger or other transaction would cure the default. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	Any other condition described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default

The term “event of default” means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date.

•	We do not pay interest on a debt security within 30 days of its due date.

•

We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of 25% of the principal amount of debt securities of the affected series may send the notice.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies If an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of a significant portion in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is known as an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above notices and offer of indemnity. However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

We will set forth in the applicable prospectus supplement the terms and conditions upon which we can make changes to an indenture or the debt securities. There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Unanimous Approval

First, there are changes we cannot make to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security; and

•	impair your right to sue for payment.

Changes Requiring a Majority Vote

The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described under “—Changes Requiring Unanimous Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Discharge, Defeasance and Covenant Defeasance

Discharge

We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance

We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

Description of Depositary Shares

General

The description shown below and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. These receipts are known as depositary shares. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

Upon surrender of depositary receipts by a holder of depositary shares at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, the holder of depositary shares is entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

A depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

No distributions will be made on any depositary shares that represent preferred stock converted or exchanged. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. All distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares which you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series held by the depositary. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares relating to shares of preferred stock so redeemed. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for Class A common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•

the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

•

if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares outstanding shall have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

Neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of Warrants

We have no warrants outstanding. We may issue warrants for the purchase of debt securities, Class A common stock or preferred stock. Warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of ours in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. Copies of the form of warrant agreement and warrant will be filed as exhibits to or incorporated by reference in the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The applicable prospectus supplement will describe the terms of the warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which warrants will be issued;

•	the designation, terms and number of securities purchasable upon exercise of warrants;

•	the designation and terms of the securities, if any, with which warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of warrants may be purchased;

•	any provisions for changes to or adjustments in the exercise price;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Plan of Distribution

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters or dealers;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

We may offer and sell the securities directly to or through underwriting syndicates represented by managing underwriters, to or through underwriters without a syndicate or through dealers or agents. The prospectus supplement with respect to the offered securities will set forth the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price and the proceeds we will receive from the sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation; and

•	the initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

If we are offering shares of our Class A common stock, we may permit those selling shareholders named in any prospectus supplement to participate in the offering. If any selling shareholders are participating in an offering, the prospectus supplement will also include the following:

•	the name or names of the selling shareholders;

•	the amount of shares to be sold by each selling shareholder and the proceeds from such sales; and

•	any additional terms, including lock-up provisions, that may be placed on the participating selling shareholders in connection with their sale of securities in the offering.

If any underwriters are involved in the offer and sale, the securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may offer and sell the securities directly or through an agent or agents designated by us from time to time. An agent may sell securities it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from us to the dealers. After the initial offering of the securities, the offering price (in the case of securities to be resold at a fixed offering price), the concession and the discount may be changed. Any agent participating in the distribution of the securities may be deemed to be an “underwriter,” as that term is defined in the Securities Act, of the securities so offered and sold.

If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering.

Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against some liabilities, including liabilities under the Securities Act.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement if appropriate.

Unless otherwise indicated in the prospectus supplement, each series of offered securities will be a new issue of securities and, other than the Class A common stock, which is listed on the Nasdaq Global Select Market, for which there currently is no market. Any underwriters to whom securities are sold for public offering and sale may make a market in such series of securities as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the securities.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for us and/or any of our affiliates in the ordinary course of business.

Legal Matters

Certain legal matters relating to the offering will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, FL.

Experts

The consolidated financial statements of SBA Communications Corporation and Subsidiaries appearing in SBA Communications Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the Commission.

We incorporate by reference into this prospectus the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2011 Annual Meeting of Shareholders filed with the Commission on March 24, 2011 that are incorporated herein by reference)

Year Ended December 31, 2011

Current Reports on Form 8-K	February 1, 2012

Description of our Class A common stock contained in the Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	June 9, 1999

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act	After the date of this prospectus

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

We maintain an internet website at http://www.sbasite.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

4,588,840 Shares

SBA Communications Corporation

Class A Common Stock

PROSPECTUS SUPPLEMENT

October     , 2012

Morgan Stanley